                            SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                        (Amendment No.  -  -  -  -  - )

Filed by the Registrant                            [x]

Filed by a Party other than the Registrant         [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section  240.14a-11(c) or
     Section  240.14a-12

                            Interactive Group, Inc.
               -------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

   ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1.   Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------

    2.   Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------

    3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ----------------------------------------------------------------------

    4.   Proposed maximum aggregate value of transaction:

         ----------------------------------------------------------------------

    5.   Total fee paid:

         ----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1.   Amount Previously Paid:

         ----------------------------------------------------------------------

    2.   Form, Schedule or Registration Statement No.:

         ----------------------------------------------------------------------

    3.   Filing Party:

         ----------------------------------------------------------------------

    4.   Date Filed:

         ----------------------------------------------------------------------

                            INTERACTIVE GROUP, INC.
                            5095 Murphy Canyon Road
                          San Diego, California  92123

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 3, 1997

TO THE STOCKHOLDERS OF INTERACTIVE GROUP, INC.

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of INTERACTIVE GROUP, INC., a Delaware corporation (the "Company"), will be held on Tuesday, June 3, 1997 at 4:00 p.m. local time at the Company's offices located at 5095 Murphy Canyon Road, San Diego, California, for the following purposes:

    1. To elect directors to serve for the ensuing year and until their successors are elected.

    2. To approve the Company's Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 100,000 shares.

    3. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1997.

    4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on April 7, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.



                                              By Order of the Board of Directors

                                              /s/ ROBERT C. VERNON
                                              -------------------------
                                              Robert C. Vernon
                                              Acting Secretary
San Diego, California
April 30, 1997

         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                            INTERACTIVE GROUP, INC.
                            5095 Murphy Canyon Road
                          San Diego, California  92123

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 3, 1997

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors of INTERACTIVE GROUP, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, June 3, 1997, at 4:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices located at 5095 Murphy Canyon Road, San Diego, California. The Company intends to mail this proxy statement and accompanying proxy card on or about April 30, 1997 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

         The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

         Only holders of record of Common Stock at the close of business on April 7, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 7, 1997, the Company had outstanding and entitled to vote 4,485,712 shares of Common Stock.

         Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 5095 Murphy Canyon Road, San Diego, California 92123, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.





                                       1.

STOCKHOLDER PROPOSALS

         Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than December 27, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

         There are five nominees for the five Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, having been elected by the stockholders.

         Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

         The names of the nominees and certain information about them are set forth below:

NAME                             AGE            POSITION HELD WITH THE COMPANY
Robert C. Vernon                  53            Chairman of the Board and Chief
                                                Executive Officer
Mark Hellinger                    37            President and Chief Operating Officer -
                                                North American Operations and Director
Randolph S. Naylor                56            Director
Michael H. Gay                    53            Director
Lyndol L. Cook                    57            Director

         Robert C. Vernon joined the Company in 1975 and has served as Chief Executive Officer and a director of the Company since 1978 and as Chairman of the Board of Directors since 1979. From 1978 to 1996, Mr. Vernon also served as President of the Company. From 1973 to 1975, Mr. Vernon served as Director, Software Development for SDA Digital, a software developer for the security industry, and from 1971 to 1973 as a Project Manager for Computer Sciences Corporation, a software developer and integrator. Mr. Vernon received a B.S. in Operations Research from the University of California, Berkeley.





                                       2.

         Mark Hellinger joined the Company in 1985 and has served as President and Chief Operating Officer - North American Operations since April 1996 and as a director of the Company since October 1992. From 1994 to April 1996, he served as Vice President and General Manager of the Company, and from 1990 to 1994, Mr. Hellinger served as Vice President, Operations of the Company. From 1985 to 1990, Mr. Hellinger served as branch manager of the Company's New York office. Mr. Hellinger received a B.S. in Management Science from the Massachusetts Institute of Technology.

         Randolph S. Naylor has served as a director of the Company since March 1995. He was a founder of Intrepid Software, Inc. ("ISI") and served as President of ISI from 1976 to March 1995, when ISI was acquired by the Company. From April 1996 to April 1997, Mr. Naylor served as Senior Vice President of the Company. From the merger of ISI with the Company in March 1995 until April 1996, Mr. Naylor served as Vice President, Marketing of the Company. Mr. Naylor also serves as a director of VMARK Software, Inc., a software developer. Mr. Naylor received a B.A. in Economics from Princeton University.

         Michael H. Gay has served as a director of the Company since 1977. Since May 1996, Mr. Gay has served as Assistant General Counsel of Sun Microsystems, Inc. From October 1995 until May 1996, Mr. Gay served as Vice President, General Counsel and Secretary of Simic Galleries, Inc., an art gallery. From May 1993 to October 1994, he was corporate counsel to the De Anza Group, Inc., an investment and management company, and from October 1992 to May 1993, Mr. Gay was special counsel at Adams, Duque & Hazeltine, a law firm. From 1985 to June 1992, Mr. Gay was general counsel to Fujitsu Systems of America, Inc. and Fujitsu Customer Service of America, Inc. Mr. Gay received a B.S. in Business Administration from UCLA, a J.D. from the University of California, Hastings College of Law and an L.L.M. from New York University.

         Lyndol L. Cook has served as a director of the Company since July 1995. From March 1989 until he retired in September 1994, Mr. Cook was the President and Chief Executive Officer of Polaris Pool Systems, Inc., a manufacturer of swimming pool equipment. Mr. Cook received a B.S. in Military Engineering from the United States Military Academy at West Point and an M.B.A. from United States International University in San Diego.

BOARD COMMITTEES AND MEETINGS

         During the fiscal year ended December 31, 1996 the Board of Directors held five meetings. The Board has an Audit Committee and a Compensation Committee.

         The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of one employee director and two non-employee directors: Mr. Vernon and Messrs. Cook and Gay, respectively. It met three times during the fiscal year ended December 31, 1996.

         The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors: Messrs. Cook and Gay. It met one time during the fiscal year ended December 31, 1996.

         During the fiscal year ended December 31, 1996, all directors except Mr. Gay attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively. Mr. Gay attended one Special Board of Directors meeting, two Regular Board of Directors meetings, and all Meetings of the Audit and Compensation Committees; however, he was unable to attend two regular meetings of the Board.





                                       3.

                                   PROPOSAL 2

              APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

         In December 1995, the Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan") authorizing the issuance of 100,000 shares of the Company's Common Stock. At April 7, 1997, an aggregate of 88,496 shares had been issued under the Purchase Plan and only 11,504 shares remained for the grant of future rights under the Purchase Plan. In March 1997, the Board of Directors of the Company approved an amendment to the Purchase Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the Purchase Plan from 100,000 shares to 200,000 shares. This amendment is intended to afford the Company greater flexibility in providing employees with stock incentives and ensures that the Company can continue to provide such incentives at levels determined appropriate by the Board.

         Stockholders are requested in this Proposal 2 to approve the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Purchase Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on the proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.


         The essential features of the Purchase Plan are outlined below:

PURPOSE

         The purpose of the Purchase Plan is to provide a means by which key employees of the Company (and any parent or subsidiary of the Company designated by the Board of Directors to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. As of December 31, 1996, all of the Company's approximately 364 employees were eligible to participate in the Purchase Plan, provided that such number may be reduced by the application of specific eligibility requirements. See "Eligibility" below.

         The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

ADMINISTRATION

         The Purchase Plan is administered by the Board of Directors, which has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether any parent or subsidiary of the Company shall be eligible to participate in such plan. The Board has the power, which it has not exercised, to delegate administration of such plan to a committee of not less than two Board members. The Board may abolish any such committee at any time and revest in the Board the administration of the Purchase Plan.

OFFERINGS

         The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. Generally, each such offering is expected to be of six months duration.





                                       4.

ELIGIBILITY

         Any person who is customarily employed at least twenty hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated from time to time by the Board) on the first day of an offering period is eligible to participate in that offering under the Purchase Plan, provided such employee has been in the continuous employ of the Company for such continuous period preceding the first day of the offering period as the Board may require, but in no event shall the required period of continuous employment be greater than two years. The Board may provide that officers of the Company who are "highly compensated" as defined in the Code are not eligible to be granted rights under the Purchase Plan. Non-employee directors are not eligible to purchase shares under the Purchase Plan.

         Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company in any calendar year.

PARTICIPATION IN THE PLAN

         Eligible employees become participants in the Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employees' earnings during the purchase period for such offering.

PURCHASE PRICE

         The purchase price per share at which shares are sold in an offering under the Purchase Plan shall equal the lower of (a) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering, or (b) 85% of the fair market value of a share of Common Stock on the date on which the shares under the Plan are purchased.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

         The purchase price of the shares is accumulated by payroll deductions over the offering period. At any time during the purchase period, a participant may reduce or terminate his or her payroll deductions. A participant may not increase or begin such payroll deductions during the course of an offering period. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may make additional payments into such account only if specifically provided for in the offering and only if the participant has not had the maximum amount withheld during the offering.

PURCHASE OF STOCK

         By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under such plan. In connection with offerings made under the Purchase Plan, the Board may specify a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number, the Board would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his right to purchase shares is exercised automatically on each purchase date established by the Board for the offering. See "Withdrawal" below.





                                       5.

WITHDRAWAL

         While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering period.

         Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions, without interest, less any accumulated deductions previously applied to the purchase of stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in such offering. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

         Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

RESTRICTIONS ON TRANSFER

         Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

         The Board may suspend or terminate the Purchase Plan at any time.

         The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within twelve months of its adoption by the Board if the amendment would (a) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (b) modify the requirements relating to eligibility for participation in the Purchase Plan, or (c) modify any other provision of the Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Purchase Plan, if such approval is required in order to comply with the requirements of Rule 16b-3 under the Exchange Act.

         Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of such plan without consent of the person to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

         In the event of a dissolution, liquidation or specified type of merger of the Company, the surviving corporation either will assume the rights under the Purchase Plan or substitute similar rights, or the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event.

STOCK SUBJECT TO PURCHASE PLAN

         If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under such plan.





                                       6.

FEDERAL INCOME TAX INFORMATION

         Rights granted under the Purchase Plan are intended to qualify for the favorable federal income tax treatment accorded rights granted under an employee stock purchase plan which qualifies for such treatment under provisions of Section 423 of the Code.

         A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchased shares.

         If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (b) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is 28% while the maximum ordinary rate is effectively 39.6% at the present time.

         If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition, and the Company may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be long- or short-term depending on whether the stock has been held for more than one year.

         There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation).





                                       7.

         The following table presents certain information with respect to shares purchased under the Purchase Plan during the fiscal year ended December 31, 1996 by (i) each of the executive officers named in the Summary Compensation Table, (ii) all executive officers as a group, and (iii) all non-executive officer employees as a group. Non-employee directors are not eligible to purchase shares under the Purchase Plan.

                               NEW PLAN BENEFITS

                                                                        Employee Stock Purchase Plan
                                                                    ---------------------------------------
                                                                                           Number of Shares
Name and Position                                                   Dollar Value(1)            Purchased
-----------------                                                   ---------------        ----------------
Robert C. Vernon  . . . . . . . . . . . . . . . . . . . . . .                  --                    --
Chief Executive Officer

Mark Hellinger  . . . . . . . . . . . . . . . . . . . . . . .                  --                    --
President and Chief Operating Officer - North American
    Operations

Randolph S. Naylor  . . . . . . . . . . . . . . . . . . . . .                  --                    --
Senior Vice President

Michael D. Reynolds   . . . . . . . . . . . . . . . . . . . .                  --                    --
Vice President, Finance and Administration,
    Chief Financial Officer and Secretary

Michael K. Grad   . . . . . . . . . . . . . . . . . . . . . .             $18,301                 3,571
Vice President, Sales - North American Operations

All Executive Officers as a Group . . . . . . . . . . . . . .             $18,301                 3,571

All Non-Executive Officer Employees as a Group  . . . . . . .            $448,990                84,925
-----------------------------------

(1) Fair market value on the date of grant multiplied by the number of shares purchased.





                                       8.

                                   PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice.
If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.





                                       9.

                             SECURITY OWNERSHIP OF

                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 1, 1997 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table employed by the Company in that capacity on February 1, 1997; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                            Beneficial Ownership (1)
                                                                       --------------------------------
                                                                       Number of             Percent of
                        Beneficial Owner                                Shares                  Total
-----------------------------------------------------------            ---------             ----------
Robert C. Vernon  . . . . . . . . . . . . . . . . . . . . .                1,053,422           23.5%
Interactive Group, Inc.
5095 Murphy Canyon Road
San Diego, CA  92123
Randolph S. Naylor  . . . . . . . . . . . . . . . . . . . . . .              386,725            8.6%
Interactive Group, Inc.
5095 Murphy Canyon Road
San Diego, CA  92123
Ronald H. Jones . . . . . . . . . . . . . . . . . . . . . . . .              379,400            8.5%
2484 Pine Street
San Diego, CA  92103
Mark Hellinger  . . . . . . . . . . . . . . . . . . . . . .                  352,774            7.9%
Interactive Group, Inc.
5095 Murphy Canyon Road
San Diego, CA  92123
John W. Darracq . . . . . . . . . . . . . . . . . . . . . . . .              321,002            7.2%
Interactive Group, Inc.
5095 Murphy Canyon Road
San Diego, CA  92123
Craig P. Gallagher  . . . . . . . . . . . . . . . . . . . . . .              301,502            6.7%
Interactive Group, Inc.
5095 Murphy Canyon Road
San Diego, CA  92123
Michael K. Grad (2) . . . . . . . . . . . . . . . . . . . . . .                8,837              *
Michael D. Reynolds (3)   . . . . . . . . . . . . . . . . . . .                4,666              *
Lyndol L. Cook  . . . . . . . . . . . . . . . . . . . . . . . .                2,000              *
Michael H. Gay  . . . . . . . . . . . . . . . . . . . . . . . .                --                 --
All executive officers and directors
  as a group (8 persons) (4)  . . . . . . . . . . . . . . . . .            1,808,424           40.2%

-----------------------
* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission ("SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 4,485,712 shares outstanding on February 1, 1997, adjusted as required by rules promulgated by the SEC.

(2) Includes 4,666 shares subject to options exercisable within 60 days of February 1, 1997.





                                      10.

(3) Includes 4,666 shares subject to options exercisable within 60 days of February 1, 1997.

(4) Includes 9,332 shares subject to options exercisable within 60 days of February 1, 1997.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A)

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

                 To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except the following: (i) Mr. Michael Grad filed a late Form 4 to report a purchase of Common Stock under the Company's Employee Stock Purchase Plan, and
(ii) Mr. Jeffrey Scime filed a late initial report of ownership on Form 3.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

         As consideration for service on the Company's Board of Directors, each non-employee director of the Company receives $500 for each regular meeting of the Board of Directors attended and for each committee meeting attended. In the fiscal year ended December 31, 1996, the total compensation paid to non-employee directors was $6,500. As consideration for service on the Board of Directors, each employee director receives $250 for each regular meeting of the Board of Directors attended. In the fiscal year ended December 31, 1996, the total compensation paid to employee directors for attendance at the Company's Board of Directors meetings was $3,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board and committee meetings in accordance with Company policy.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table shows for the fiscal years ended December 31, 1994, 1995 and 1996, certain compensation awarded or paid to, or earned by, the Company's current Chief Executive Officer and its four most highly paid executive officers of the Company who earned more than $100,000 in the fiscal year ended December 31, 1996 (collectively, the "Named Executive Officers").





                                      11.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                             ANNUAL               COMPENSATION
                                          COMPENSATION               AWARDS
                                   ----------------------------   ------------
                                                        OTHER                    SECURITIES      ALL OTHER
                                                       ANNUAL      RESTRICTED    UNDERLYING       COMPEN-
   NAME AND PRINCIPAL    FISCAL    SALARY     BONUS    COMPEN-        STOCK       OPTIONS/         SATION
        POSITION          YEAR     ($)(1)    ($)(2)   SATION($)    AWARD(S)($)    SARS (#)         ($)(3)
   ------------------    ------    ------    ------   ---------    -----------   ----------      ---------

 Robert C. Vernon         1996    $257,369   $36,425       --           --            --            $2,778
   Chief Executive        1995    $204,998   $27,169       --           --            --            $1,500
   Officer                1994    $169,006   $27,865       --           --            --            $1,500

 Mark Hellinger           1996    $200,425   $31,903       --           --            --            $1,500
   President and          1995    $175,764   $27,350    $411,416(4)   $451,200(5)     --            $1,500
   Chief Operating        1994    $136,822     --        $13,592(4)   $ 19,200(5)     --            $1,408
   Officer - North
   American Operations

 Randolph S. Naylor(6)    1996    $186,878   $26,620       --           --            --           $ 4,500
   Senior Vice            1995    $191,104     --          --           --            --           $14,691
   President              1994    $247,736     --          --           --            --           $ 5,107

 Michael D. Reynolds(7)   1996    $129,301   $11,876       --           --            --            $2,805
   Vice President,        1995     $94,071    $5,000       --           --          14,000          $  986
   Finance and            1994     $78,731   $13,734       --           --            --            $  925
   Administration,
   Chief Financial
   Officer and
   Secretary

 Michael K. Grad          1996    $117,992   $118,438      --           --            --            $4,500
   Vice President,        1995    $ 96,379   $100,759      --           --          14,000          $1,500
   Sales - North          1994    $ 94,223   $123,486      --           --            --            $1,500
   American
   Operations

(1) Includes an automobile allowance on behalf of Messrs. Vernon, Naylor, Hellinger and Grad in the amounts of $12,090, $7,070, $7,488 and $7,800, respectively, for each of 1996, 1995 and 1994. Also includes accrued vacation elected to be paid in cash in the amounts of $6,339 and $5,776 for Messrs. Vernon and Hellinger, respectively, in 1995 and $6,916 and $4,334 for Messrs. Vernon and Hellinger, respectively, in 1994.

(2) Includes non-cash bonuses paid to Mr. Vernon valued at $1,425, $2,169 and $2,865 in 1996, 1995 and 1994, respectively. Includes non-cash bonuses paid to Mr. Hellinger valued at $1,903 in 1996 and $2,350 in 1995. Includes non-cash bonus paid to Mr. Naylor valued at $1,620 in 1996. Includes non-cash bonuses paid to Mr. Reynolds valued at $1,876 in 1996. Includes non-cash bonuses paid to Mr. Grad valued at $1,381, $995 and $2,865 in 1996, 1995 and 1994, respectively, and commissions paid to Mr. Grad of $87,057, $99,764 and $120,621 in 1996, 1995 and
         1994, respectively.

(3) Represents the Company's contributions under a qualified profit sharing plan for Messrs. Vernon, Naylor, Hellinger, Reynolds and Grad in 1996, 1995 and 1994. The amount for Mr. Vernon includes the Company's 401(k) matching contribution of $1,278 in 1996. The amount for Mr. Naylor also includes $3,545 and $3,607 paid by the Company in 1995 and 1994, respectively, under a split-dollar life insurance agreement, the Company's 401(k) matching contributions for Mr. Naylor of $3,000, $1,847 and $1,500 in 1996, 1995 and 1994, respectively, and
         $7,799 in interest income paid by the Company to Mr. Naylor on a debenture in 1995. The amount for Mr. Reynolds includes $1,393 paid by the Company in 1996 as 401(k) matching contributions. The amount for Mr. Grad includes $3,000 paid by the Company in 1996 as 401(k) matching contributions.

(4) Represents cash amounts granted for the payment of taxes resulting from Mr. Hellinger's stock bonuses in 1995 and 1994, respectively.

(5) Includes 28,200 shares of Common Stock granted to Mr. Hellinger as a stock bonus in 1994 and 112,800 shares of Common Stock granted to Mr. Hellinger as a stock bonus in 1995. Such shares were issued on January 1, 1994 and January 1, 1995, respectively, and vested over a one year period from the date of issuance. As of December 31, 1996, Mr. Hellinger held beneficially 352,774 shares of Common Stock valued at $1,940,257. The Company does not anticipate paying dividends on its Common Stock in the foreseeable future.





                                      12.

(6)      Mr. Naylor retired from the Company in April 1997.

(7)      Mr. Reynolds resigned from the Company in April 1997.

                       STOCK OPTION GRANTS AND EXERCISES

         The Company grants options to its executive officers under the Company's 1995 Stock Option Plan, as amended (the "1995 Plan"). As of February 28, 1997, options to purchase a total of 302,500 shares were outstanding under the 1995 Plan and 197,500 options to purchase shares remained available for grant thereunder.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The Company did not grant stock options or stock appreciation rights to the Named Executive Officers during the year ended December 31, 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
                     AND FISCAL YEAR-END OPTION/SAR VALUES

         There were no option exercises by the Named Executive Officers during the year ended December 31, 1996. The following table sets forth information with respect to the number and value of securities underlying unexercised options held by the Named Executive Officers as of December 31, 1996:


                                                        NUMBER OF                         VALUE OF
                                                  SECURITIES UNDERLYING                 UNEXERCISED
                                                       UNEXERCISED                      IN-THE-MONEY
                                                       OPTIONS AT                       OPTIONS AT
                                                  DECEMBER 31, 1996(1)             DECEMBER 31, 1996(2)
                                            -------------------------------    -----------------------------
 NAME                                       EXERCISABLE       UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
----------------------------------------    -----------       -------------    -----------     -------------
 Michael D. Reynolds . . . . . . . . . .        4,667            9,333            $25,669         $51,332
 Michael K. Grad . . . . . . . . . . . .        4,667            9,333            $25,669         $51,332

----------------------
(1) Includes both "in-the-money" and "out-of-the-money" options.
    "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock.

(2) Based on the fair market value of the Common Stock as of December 31, 1996. Amounts reflected are based on the fair market value minus the exercise price and do not indicate that the optionee sold such stock.

                             EMPLOYMENT AGREEMENTS

         The Company and Mr. Naylor entered into a two-year employment agreement in March 1995 which provided that Mr. Naylor would receive an annual base salary of $175,000 and be eligible to receive an annual bonus of $25,000 if certain revenue and profit levels were achieved. Pursuant to the terms of the employment agreement, the Company notified Mr. Naylor that the agreement would expire as of April 4, 1997.





                                      13.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

         The Company's executive compensation program is administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee is appointed by the Board and is comprised of two non-employee Directors. The Committee has responsibility for all compensation matters concerning the Company's executive officers.

COMPENSATION PHILOSOPHY

         The Board's executive compensation program strongly links management pay with (1) the duties assigned to and performed by each executive officer and
(2) the Company's annual and long-term performance. The program is intended to attract, motivate and retain senior management. The program provides for base salaries which reflect such factors as level of responsibility, individual performance, internal fairness and external competitiveness; the potential for annual incentive cash bonus awards which are payable upon the Company's achievement of annual financial objectives approved by the Board; and long-term incentive opportunities in the form of stock options and other equity incentives which strengthen the mutuality of interest between management and the Company's stockholders. While the income tax implications of the compensation program to the Company and its executive officers are continually assessed, including the recently enacted $1 million per covered employee limitation on the compensation expenses deductible by the Company, they are not currently a significant factor in the administration of the program.

         The Company strives to provide compensation opportunities which emphasize effectively rewarding management for the achievement of critical financial and operating performance objectives. The Committee supports a pay-for-performance policy that determines compensation amounts based on Company, business unit and individual performance. While the establishment of base salaries turns principally on the factors noted above, annual incentive bonuses for senior subsidiary executives are based on the financial and operating performance of their respective business units, and annual incentive bonuses for senior corporate executives are based on the financial and operating performance of the Company as a whole. In addition, the program provides stock incentive opportunities designed to align the interests of executives and other key employees with other stockholders through the ownership of Common Stock. The following is a discussion of each of the elements of the Company's executive compensation program including a description of the decisions and actions taken by the Committee with respect to compensation in fiscal 1996 for the Chief Executive Officer (the "CEO") and all executive officers as a group.

MANAGEMENT COMPENSATION PROGRAM

         Compensation paid to the Company's executive officers for fiscal 1996 (as reflected in the foregoing tables with respect to the Named Executive Officers) consisted of the following elements: base salary, cash bonuses and stock options.

         BASE SALARY

         With respect to determining the base salary of executive officers, the Committee takes into consideration a variety of factors including the executive's levels of responsibility and individual performance, and the salaries of similar positions in the Company and in comparable companies in the Company's industry. The Committee believes that its process for determining and adjusting the base salary of executive officers is fully consistent with sound personnel practices. Annual adjustments in base salaries typically are made effective at the beginning of the calendar year for which they are intended to apply and therefore reflect in large part the Committee's subjective assessment of prior year's business and individual performance achievements.





__________________________________

(1) The material in this report is not soliciting material, is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

                                      14.

BONUSES

         In fiscal 1996, Mr. Randolph Naylor, the Company's Senior Vice President, Mr. Michael Reynolds, the Company's Vice President, Finance and Administration, Chief Financial Officer and Secretary, Mr. Mark Hellinger, the Company's President and Chief Operating Officer - North American Operations, and Mr. Michael Grad, the Company's Vice President, Sales, received cash bonuses based on the Company's performance for fiscal 1995 and on the Compensation Committee's subjective assessment of their respective performances in 1995. The Company's Chief Executive Officer, Robert C. Vernon, received a cash bonus in fiscal 1996 as described below in "Chief Executive Officer Compensation."

1995 STOCK OPTION PLAN

         The long term incentive element of the Company's management compensation program provides for grants of stock awards, which include Incentive Stock Options and Nonstatutory Stock Options. These discretionary stock awards are granted and administered by the Committee under the 1995 Plan, which is intended to create an opportunity for employees of the Company to acquire an equity ownership interest in the Company and thereby enhance their efforts in the service of the Company and its stockholders. The compensatory and administrative features of the 1995 Plan conform in all material respects to the design of standard comparable plans in the Company's industry and are, in the Committee's estimation, fair and reasonable.

         In August and September 1996, the Board of Directors approved grants of incentive stock options to an executive officer and certain non-executive officer employees of the Company at an exercise price equal to the then-current fair market value of the Common Stock. The incentive stock options become exercisable over a four year period with 25% vesting one year from the date of grant and one-forty-eighth (1/48) of the total number of shares granted vesting monthly thereafter.

CHIEF EXECUTIVE OFFICER COMPENSATION

         During fiscal 1996, Mr. Robert C. Vernon, Chairman of the Board and Chief Executive Officer of the Company, was eligible to participate in the same executive compensation plans as were available to other executive officers of the Company. Based on the performance of the Company in the prior fiscal year and the Committee's assessment of Mr. Vernon's ongoing personal performance in the position of Chief Executive Officer, Mr. Vernon received a salary increase during fiscal 1996. Among the factors considered by the Committee in its consideration of Mr. Vernon's performance were the acquisitions of Intrepid Software, Inc. and Just-In-Time Enterprise Systems, Inc., the continued expansion of the Company's core business into both domestic and international markets and the continued success of the Company's new product development and sales and marketing efforts. Finally, the Committee desired to commence bringing Mr. Vernon's salary up to a level commensurate with other chief executive officers of comparable public companies.

         The amount of Mr. Vernon's cash bonus for fiscal 1996 was based on the Company's financial and operating performance for fiscal year 1995.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

         Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

         The Compensation Committee has determined that stock options granted under the Company's 1995 Stock Option Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be treated as "performance-based compensation."





                                      15.

         Submitted by the Compensation Committee of the Board of Directors:

         Michael H. Gay, Chairman
         Lyndol L. Cook

With Respect to the Discussion of Option Grants, Submitted by the Board of
Directors:

         Robert C. Vernon, Chairman of the Board
         Mark Hellinger
         Randolph S. Naylor
         Michael H. Gay
         Lyndol L. Cook

                     PERFORMANCE MEASUREMENT COMPARISON(1)

         The following graph shows a comparison of cumulative total returns for the Company, the SIC Code Index for companies listed with SIC Code 7373 "Computer Integrated Systems Design" and the Nasdaq Market Index for the period that commenced on May 23, 1995 (the date on which the Company's Common Stock was first traded on the Nasdaq National Market System) and ended on December 31, 1996. The graph assumes that all dividends have been reinvested.


              COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT
            (INTERACTIVE GROUP, SIC CODE INDEX, NASDAQ MARKET INDEX)

                               FISCAL YEAR ENDING

COMPANY                  BASE   6/30/1995  9/29/1995  12/29/1995  3/29/1996  6/28/1996  9/30/1996  12/31/1996
INTERACTIVE GROUP I     100.00    88.89      98.15      103.70      62.96      75.93      98.15       81.48
SIC CODE INDEX          100.00   107.90     124.92      138.10     139.64     152.18     148.04      137.22
NASDAQ MARKET           100.00   105.68     117.75      116.80     122.20     131.26     134.87      141.22


__________________________________

    (1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                      16.

                              CERTAIN TRANSACTIONS

         The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

                                 OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


                                              By Order of the Board of Directors

                                              /s/ ROBERT C. VERNON
                                              -------------------------
                                              Robert C. Vernon
                                              Acting Secretary

April 30, 1997

A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, INTERACTIVE GROUP, INC., 5095 MURPHY CANYON ROAD, SAN DIEGO, CA 92123.





                                      17.

                            INTERACTIVE GROUP, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

P                    FOR THE ANNUAL MEETING OF STOCKHOLDERS

R                          TO BE HELD ON JUNE 3, 1997

O
        The undersigned hereby appoints Robert C. Vernon and Mark Hellinger, and X each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Interactive Group, Inc.
Y which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Interactive Group, Inc. to be held at the Company's offices located at 5095 Murphy Canyon Road, San Diego, California on Tuesday, June 3, 1997 at 4:00 p.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                                                                   -----------
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
                                                                       SIDE
                                                                   -----------

[ X ] Please mark
      votes as in
      this example.

    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW
                           AND FOR PROPOSALS 2 AND 3.

1. To elect directors to serve for the ensuing year and until their successors are elected.

NOMINEES: Robert C. Vernon, Mark Hollinger, Randolph S. Naylor, Michael H. Gay, Lyndol L. Cook

                              FOR               WITHHELD
                       [ ]    ALL           [ ] FROM ALL
                           NOMINEES             NOMINEES


                                                MARK HERE
[ ] ______________________________________      FOR ADDRESS  [ ]
    For all nominees except as noted above      CHANGE AND
                                                NOTE BELOW

2. To approve the Company's Employee Stock Purchase Plan, as amended to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 100,000 shares.

                     FOR          AGAINST          ABSTAIN
                     [ ]            [ ]              [ ]

3. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1997.

                     FOR          AGAINST          ABSTAIN
                     [ ]            [ ]              [ ]

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


 Signature: ______________ Date: ______  Signature: ______________ Date: ______